Exhibit 19.1
Rapid7, Inc. Amended and Restated
Insider Trading and Trading Window Policy

(Updated February 2021)

Because the stock of Rapid7, Inc. (“Rapid7” or the “Company”) publicly traded, you must comply with the provisions of federal and state securities laws and with our policies. During the course of your relationship with Rapid7, you will learn information about us that is not publicly known. It is illegal for you to buy or sell our stock or the stock of companies working with Rapid7, on the basis of material, non-public information. It is also illegal for you to pass such information on to others who may use it to buy or sell our stock.

Covered Persons
This policy applies to all directors, officers, employees, consultants and contractors of Rapid7 around the world. This policy also applies to all family members and other household members of those covered by this policy and all companies controlled by those covered by this policy.

Statement of Policy
This policy prohibits not only illegal activities, but also other trading activities that may not be illegal. These additional restrictions are designed to protect both you and us from even the appearance of improper activity. Our policy is as follows:

1.You may not trade our stock while you possess information about Rapid7 that is both material and non-public. Material information is information that a reasonable person would consider important in deciding whether to buy or sell our stock. For example, material information may include (but is not limited to) financial results, merger or acquisition news, joint venture developments, litigation filings or results, governmental actions or key personnel hires or departures. Non-public information is information that has not been announced publicly, such as by press release, conference call, public filing or similar means of public dissemination. You must wait until one full trading day passes after the information is publicly announced before you can trade. For example, if the information is publicly announced after market close on a Tuesday, you cannot trade until the market opens on Thursday. In addition, you are not allowed to buy or sell stock during any “blackout” period, the beginning and end of such blackout period will be announced by Rapid7, generally via email.

2.You may not discuss material, non-public information about Rapid7 with anyone outside Rapid7. This prohibition covers spouses, family members, friends, business associates, or persons with whom we are doing business (except to the extent that such persons are covered by a non-disclosure agreement and the discussion is necessary to accomplish a business purpose of Rapid7).

3.You may buy or sell our stock only when the trading window period is open and when you do not possess material, non-public information about Rapid7. Trading window periods are those periods of time during which employees, contractors and consultants can, potentially, trade our stock, so long as they are not in possession of material, non-public information. At these times, the “window” is said to be “open.” Our window periods will be communicated separately. In addition, from time to time we may inform personnel that the window is “closed.” This type of announcement is generally made via email. You may not trade when the trading window is closed, even if you don’t possess any material, non-public information.

4.You may not trade derivative securities of Rapid7 at any time. Derivative securities are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options”. These are different from employee stock options, which are not derivative securities.

5.You may not engage in short selling of our securities or purchase our securities on margin or hold them in a margin account at any time. Selling short includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing. Purchasing our securities on margin is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

6.You may not engage in transactions that are designed to offset or hedge decreases in the market value of Rapid7’s securities or related financial instruments at any time. Hedging can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Rapid7 director, employee or consultant to continue to own Rapid7 securities or hold related financial instruments, whether obtained through employee benefit plans or otherwise, but without the full risks and rewards or economic exposure of ownership. When that occurs, the Rapid7 employee, director or consultant may no longer have the same objectives as Rapid7’s other shareholders. Therefore, Rapid7 employees, directors and consultants are prohibited from engaging in any such transactions.

7.You may never recommend to another person that he or she buy, hold or sell our stock.

8.The restrictions above also apply to transactions in the stock of other companies, to the extent you have learned material non-public information about these companies as a result of your role with Rapid7.
The only exceptions to this policy are specifically noted below. Trading activities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or that are small transactions are not exempted from this policy. The insider trading laws do not recognize any mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
Rule 10b5-1 Plans

Notwithstanding the prohibitions above, directors, officers and other members of management may establish written programs pursuant to Rule 10b5-1(c) of the Securities Exchange Act of 1934 which permit (a) automatic trading of our stock according to set criteria or (b) trading of our stock by an independent person (such as an investment bank) who is not aware of material non-public information. So long as the program is properly established, trading pursuant to a program may occur even at a time outside of our “window period” or when the plan participant is aware of material non-public information. Each form of program must be reviewed and approved by the Compliance Committee on behalf of Rapid7, solely to confirm compliance with the guidelines set forth herein. Rapid7 will not review or pre-approve the trading specifics of any program, only the form of the program itself. These programs may only be established and subsequently amended at a time when the plan participant is not aware of material non-public information.

Once the program is prepared and becomes effective, it cannot be changed or deviated from except (a) with notice to our Compliance Committee, (b) in full compliance with the requirements of the program guidelines and (c) at a time when the plan participant is permitted to trade in our stock under the guidelines set forth herein. Furthermore, at the discretion of Rapid7, the terms of such a program may be disclosed to the public through a press release, by placement on our website or through other means to be determined by Rapid7.

Consequences of Violations

Violations of either the insider trading laws or this policy are extremely serious matters. The U.S. Securities and Exchange Commission and the stock exchanges monitor stock trading and routinely investigate suspicious activity. The penalties for violating the insider trading laws are severe (including fines and imprisonment), and even having to respond to an investigation can result in significant legal expenses and unwanted negative publicity for both you and us.

In addition, violation of this policy may result in severe personnel action, up to and including termination of your employment or other relationship with us.

Additional Information and Questions
If you have any questions about any aspect of this policy, you are encouraged to contact our Compliance Committee, c/o General Counsel, at Compliance@rapid7.com. You may also refer to the “Frequently Asked Questions” attached to this policy.

Rapid7, Inc.
Insider Trading and Trading Window Policy Frequently Asked Questions
(Updated February 2021)

1.What is insider trading?

A: Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material, nonpublic information. Insider trading also includes trading in options (puts and calls) the price of which is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether it has an effect on the stock price – if you have material, nonpublic information and you trade, you have broken the law.

2.Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their or someone else’s financial advantage, other public investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.

3.What is material, nonpublic information?

A: Information is considered material if it would influence a reasonable investor to buy or sell a stock, bond or other security. This could mean many things – financial results, potential mergers, major customer contracts, big new product wins, etc. Information is nonpublic if it has not yet been released and disseminated to the public, typically seen in the form of a press release.

4.Who can be guilty of insider trading?

A: Anyone who buys or sells a security while in possession of material, nonpublic information. It does not matter if you are not an executive officer or director, or even if you do not work at Rapid7 – if you know something material that not everyone else knows and you act on it or you pass it along to someone who acts on it, regardless of who you are, you can be found guilty of insider trading.

5.Does Rapid7 have an insider trading policy?

A: Yes. The policy is also attached here.

6.What if I work in a foreign office?

A: There is no difference. The policy and law applies to you. Because our common stock trades on a United States securities exchange, the insider trading laws of the U.S. apply. The U.S. Securities and Exchange Commission (a U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. exchanges) routinely investigate trading in a company’s securities conducted by internationally-based individuals and firms. In addition, as a Rapid7 employee, our policies apply to you no matter where in the world you work.

7.What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material, nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you may not discuss material, non-public information about Rapid7 with anyone outside Rapid7, including spouses, family members, friends, or business associates. This includes anonymous discussion on the Internet about Rapid7 or companies with which Rapid7 does business.

8.What if I don’t tell them the information itself, I just tell them whether they should buy or sell?

A: That is still tipping, and you can still be found guilty of insider trading. According to our policies, you may never recommend to another person that they buy, hold or sell our common stock or any derivative security related to our common stock. In fact, even non-verbal cues such as winks or telling someone “not to worry about it” are forms of tipping.

9.What are the penalties if I trade on inside information, or tip off someone else?

A: Anyone found liable in a civil case for trading on inside information may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.

10.What is “loss avoided”?

A: If you sell a common stock or a related derivative security before the negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

11.Am I restricted from trading securities of any companies except Rapid7 (for example a customer or competitor of Rapid7)?

A: Yes. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you obtain material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Rapid7, you sometimes obtain sensitive, material information about other companies and their business dealings with Rapid7.

12.So if I do not trade Rapid7 securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?
A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. Our policies are stricter than the law requires, so that we and our employees can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

13.If I am aware of product developments that have not been announced to the public, do I possess material non-public information?

A: In most circumstances, Rapid7 does not consider product developments to be material information that would require the closing of the trading window with respect to those individuals that are aware of these developments. However, there are circumstances where a new product in development or issues with respect to current or past products (such as defects) could be so significant that it constitutes material non-public information.

14.So when can I buy or sell my Rapid7 securities?

A: According to our policies, if you have material, nonpublic information, you may not buy or sell our common stock until the second trading day after that information is released or announced (e.g., one full trading day passes following a quarterly earnings call). At that point, the information is considered public. It is key to note that even if you do not have material, nonpublic information, you may not trade in Rapid7 common stock during any trading “blackout” period.

15.If I have an open order to buy or sell Rapid7 securities on the date the trading window closes, my broker will cancel the open order and won’t execute the trade, right?

A: No. If you have any open orders at the time the trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.

16.Am I allowed to trade derivative securities of Rapid7? Or, short Rapid7 common stock?

A: No. Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited to publicly-traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

17.Why does Rapid7 prohibit trading in derivative securities and short selling?

A: Many companies have adopted such policies because of the temptation it represents to try to benefit from a relatively low cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and the belief that it encourages speculative trading. For this reason, we have decided to prohibit employees from such trading. In addition, “shorting” a stock means that you expect the price of the stock to decline. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.

18.Can I hedge my ownership position in Rapid7?

A: Engaging in transactions designed to offset or hedge decreases in market value of Rapid7 securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own Rapid7 securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as Rapid7’s other shareholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.

19.Can I purchase Rapid7 securities on margin or hold them in a margin account?

A: Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.

20.Why does Rapid7 prohibit me from purchasing Rapid7 securities on margin or holding them in a margin account?

A: Margin loans are subject to a margin call whether or not you possess insider information at the time of the call. If your margin call was called at a time when you had insider information and you could not or did not supply other collateral, you and Rapid7 could be subject to litigation based on your insider trading activities: the sale of the stock (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

21.Can I exercise stock options during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may exercise the option and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) or otherwise settle the option during a trading blackout period or any time that you have material, nonpublic information. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due.

22.Am I subject to the trading blackout period if I am no longer an employee of Rapid7?

A: It depends. If your employment with Rapid7 ends on a day that the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with Rapid7 ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Rapid7, you should not trade in Rapid7 securities if you possess material non-public information. That restriction stays with you as long as the information you possess is material and not released by Rapid7.

23.Can I gift stock while I possess material nonpublic information or during a trading blackout period?
A: Because of the potential for the appearance of impropriety, you may not make gifts, whether to charities, to a trust or otherwise, of our common stock when you possess material non-public information or during a trading blackout period.

24.May I own shares of a mutual fund that invests in Rapid7?

A: Yes.

25.Are mutual fund shares holding Rapid7 subject to the trading blackout periods?

A: No. You may trade in mutual funds holding our common stock at any time.

26.May I use a “routine trading program” or “10b5-1 plan”?

A: Directors and officers may, subject to the requirements discussed in our Insider Trading and Trading Window Policy, establish routine trading programs, also known as 10b5-1 plans. These plans set up highly structured programs with stock brokers through which the time, date, price, and amount of securities to be traded is specified ahead of time.

27.What happens if I violate our insider trading policy?

A: Violation of our policies may result in severe personnel action, up to and including termination of your employment or other relationship with Rapid7.

28.Who should I contact if I have questions about our insider trading policy?

A: You should contact our Compliance Committee, c/o General Counsel, at Compliance@rapid7.com.